Contact: Daemon Repp Director of Finance 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
August 4, 2017

POPE RESOURCES REPORTS SECOND QUARTER INCOME OF $158,000

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $158,000, or $0.03 per ownership unit, on revenue of $15.9 million for the quarter ended June 30, 2017. This compares to net income attributable to unitholders of $436,000, or $0.09 per ownership unit, on revenue of $12.7 million for the second quarter of 2016.

Net income attributable to unitholders for the six months ended June 30, 2017 totaled $3.5 million, or $0.80 per ownership unit, on revenue of $33.2 million. For the six months ended June 30, 2016 the Partnership reported net loss attributable to unitholders of $599,000, or $0.15 per ownership unit, on revenue of $23.8 million.

Cash provided by operations for the quarter ended June 30, 2017 was $2.9 million, compared to cash used in operations of $2.3 million for the second quarter of 2016. For the six months ended June 30, 2017, cash provided by operations was $5.6 million, compared to cash used in operations of $4.3 million in the corresponding period of 2016.

“Log markets in our operating regions are strong due to a multitude of demand and supply factors,” said Tom Ringo, President and CEO. “Continued improvement in housing starts is supporting domestic log prices and export demand is generally adding pricing tension to our markets. Furthermore, a new sawmill in our Hood Canal wood basket has added a second production line, creating welcome incremental demand for our logs. The recent fire situation in British Columbia is starting to crimp lumber supply coming to the U.S., further tilting lumber pricing drivers in favor of regional domestic mills, and derivatively pushing up demand for our logs. On the supply side, reduced harvest volumes and sales from our competitors have put upward pressure on our log prices.”

“Whereas our 2016 harvest activity was heavily weighted toward the back end of the year, in 2017 we will have a fairly balanced spreading of volume across the quarters. As such, the first half of this year compares quite favorably with last year given the significant year-to-date harvest volume coupled with the higher log prices we are seeing.”

Mr. Ringo concluded, “The Puget Sound housing market is quite strong and our Real Estate segment enjoys some of the ripple effect of that phenomenon, especially in our Gig Harbor project where we have been constructing a significant number of single-family lots to close in the second half of this year.”

Second quarter highlights

•
Harvest volume was 23.3 million board feet (MMBF) in Q2 2017 compared to 20.9 MMBF in Q2 2016, an 11% increase. Harvest volume for the first six months of 2017 was 50.6 MMBF compared to 36.6 MMBF for the corresponding period of 2016, a 38% increase. These harvest volume figures do not include timber deed sales, sold by ORM Timber Fund III, of 2.1 MMBF and 2.4 MMBF for the quarter and six months ended June 30, 2017, respectively. The harvest volume and log price realization metrics cited below also exclude these timber deed sales, except as noted otherwise.

•
The average realized log price was $616 per thousand board feet (MBF) in Q2 2017, a 9% increase compared to $563 per MBF in Q2 2016. For the first six months of 2017, the average realized log price was $605 per MBF compared to $575 per MBF for the corresponding period of 2016, a 5% increase.

•
As a percentage of total harvest, volume sold to domestic markets in Q2 2017 decreased to 59% from 66% in Q2 2016, while the mix of volume sold to export markets increased to 21% in Q2 2017 from 15% in Q2 2016. For the first six months of 2017, the relative percentages of volume sold to domestic and export markets were 59% and 22%, respectively, compared to 63% and 17%, respectively, in the corresponding period of 2016. Hardwood and pulpwood log sales make up the balance of harvest volume.

•
In June 2017, we modified a credit facility to increase the Partnership’s borrowing capacity under that particular facility from $21.0 million to $31.0 million. We also worked with the lender to amend this facility’s structure. Between now and December 31, 2019, it will operate as a revolving line of credit and thereafter it will convert to a term loan with multiple tranches that have an ultimate maturity in July 2027.

•	During the quarter, the Partnership repurchased 744 units at an average price of $76.52 per unit under our unit repurchase plan, leaving $1.1 million remaining under the plan through June 2018.

Second quarter operating results

Fee Timber:
Fee Timber operating income for Q2 2017 was $4.6 million compared to $3.0 million for Q2 2016, a 53% increase. The increase in operating income was driven primarily by a 22% increase in harvest volume (including timber deed sales), and a 9% increase in average realized log prices, which was partially offset by a 22% increase in cost of sales.

Fee Timber operating income for the first six months of 2017 was $21.2 million compared to $5.5 million in the corresponding period 2016, due to 2017 results including a $12.5 million gain on the sale of a 6,500-acre tree farm from Fund II, compared to 2016 results which include a $226,000 gain on sale of 205 acres of Fund timberland. Excluding these timberland sales, Fee Timber operating income was $8.7 million in 2017 and $5.3 million in 2016, a 64% increase. This increase resulted primarily from a 45% increase in harvest volume (including timber deed sales), and 5% higher average realized log prices in 2017. These factors were offset partially by a 49% increase in cost of sales.

Timberland Investment Management:
Operating losses incurred by this segment for Q2 2017 and Q2 2016 totaled $751,000 and $603,000, respectively, after eliminating revenue earned from managing the Funds of $817,000 and $788,000 for Q2

2017 and Q2 2016, respectively. The increase in operating loss is primarily attributable to professional fees associated with the late 2016 launch of our fourth timber fund, as well as additional personnel costs to acquire Pacific Northwest timberlands with this additional capital.
Operating losses incurred by this segment for first six months of 2017 and 2016 totaled $1.7 million and $1.3 million, respectively, after eliminating management fees earned from the Funds of $1.7 million and $1.6 million for the first six months of 2017 and 2016, respectively.

Real Estate:
Our Real Estate segment posted operating losses of $1.5 million and $1.2 million for Q2 2017 and Q2 2016, respectively. The increase in operating losses resulted from a $400,000 rise in operating expenses due primarily to legal and professional fees in connection with planning and development for a number of properties plus the pursuit of potential insurance recoveries for our Port Gamble environmental remediation.

For the first six months of 2017, the Real Estate segment reported an operating loss of $2.7 million, having sold only one 10-acre undeveloped residential lot. This compares to an operating loss in the corresponding period of 2016 of $2.2 million, during which we sold nine residential lots from Harbor Hill for $1.2 million. In addition, operating expenses have increased by $500,000 due primarily to professional fees as described above.

General & Administrative (G&A):
G&A expenses were $1.4 million for Q2 2017 and $1.1 million for Q2 2016 with the increase primarily due to higher incentive compensation accruals driven by this year’s improvement in our unit trading price.

Outlook

We expect our total 2017 harvest volume to be between 112 and 116 MMBF, including timber deed sales. In our Real Estate segment, we expect to close on the sale of up to 93 single-family lots from our Harbor Hill project, the majority of which we expect to occur in the fourth quarter, as well as a number of other potential land and conservation easement sales.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 210,000 acres of timberland and development property in Washington, Oregon, and California. These acres include three private equity timber funds that we manage, co-invest in, and consolidate in our financial statements and from which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; the effect of current and potential treaties and other international agreements that affect the supply of logs in the United States and demand for logs overseas; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Quarterly Report on Form 10-Q entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000’s, except per unit amounts)

	Quarter ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue	$15,891	$12,713	$33,236	$23,782
Cost of sales	(8,979)	(7,471)	(20,180)	(14,611)
Operating expenses	(5,919)	(5,100)	(11,882)	(10,077)
Gain on sale of timberland	—	—	12,503	226
Operating income (loss)	993	142	13,677	(680)
Interest expense, net	(1,117)	(747)	(2,127)	(1,405)
Income (loss) before income taxes	(124)	(605)	11,550	(2,085)
Income tax expense	(3)	—	(59)	(50)
Net income (loss)	(127)	(605)	11,491	(2,135)
Net (income) loss attributable to noncontrolling interests	285	1,041	(7,963)	1,536
Net income (loss) attributable to Pope Resources’ unitholders	$158	$436	$3,528	$(599)

Basic and diluted weighted average units outstanding	4,327	4,313	4,326	4,312

Basic and diluted earnings (loss) per unit	$0.03	$0.09	$0.80	$(0.15)

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000’s)

	June 30, 2017				December 31, 2016
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash	$1,627	$3,245	$—	$4,872	$2,937
Land and timber held for sale	9,416	—		9,416	20,503
Other current assets	3,229	1,569	(646)	4,152	8,766
Total current assets	14,272	4,814	(646)	18,440	32,206
Timber and roads, net	69,612	206,992		276,604	279,793
Timberland	19,026	36,126		55,152	54,369
Land held for development	25,530			25,530	24,390
Buildings and equipment, net	5,440	12		5,452	5,628
Investment in ORM Timber Funds	14,235		(14,235)	—	—
Deferred tax and other assets	943			943	2,664
Total assets	$149,058	$247,944	$(14,881)	$382,121	$399,050

Liabilities and equity:
Current liabilities	$4,740	$2,248	$(646)	$6,342	$7,279
Current portion of long-term debt	121			121	5,119
Current portion of environmental remediation	4,569			4,569	8,650
Total current liabilities	9,430	2,248	(646)	11,032	21,048
Long-term debt	78,411	57,279		135,690	125,291
Environmental remediation and other long-term liabilities	4,038			4,038	4,247
Total liabilities	91,879	59,527	(646)	150,760	150,586
Partners’ capital	57,179	188,417	(188,417)	57,179	59,133
Noncontrolling interests			174,182	174,182	189,331
Total liabilities and equity	$149,058	$247,944	$(14,881)	$382,121	$399,050

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000’s)

	Quarter ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net income (loss)	$(127)	$(605)	$11,491	$(2,135)
Add back (deduct):
Depletion	3,563	1,863	8,485	4,193
Equity-based compensation	179	178	784	594
Real estate project expenditures	(2,469)	(4,656)	(4,294)	(5,225)
Depreciation and amortization	142	187	252	371
Deferred taxes	(21)	—	44	—
Cost of land sold	71	133	301	1,037
Gain on sale of timberland	—	—	(12,503)	(226)
Gain on disposal of property and equipment	(2)	(11)	(3)	(24)
Change in environmental remediation liability	(951)	(953)	(4,280)	(4,175)
Change in other operating accounts	2,511	1,527	5,343	1,293
Cash provided by (used in) operations	$2,896	$(2,337)	$5,620	$(4,297)

SEGMENT INFORMATION
(all amounts in $000’s)

	Quarter ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue:
Partnership Fee Timber	$8,169	$8,134	$17,275	$12,524
Funds Fee Timber	7,273	4,136	14,979	9,498
Total Fee Timber	15,442	12,270	32,254	22,022
Timberland Investment Management	—	—	—	8
Real Estate	449	443	982	1,752
Total	$15,891	$12,713	$33,236	$23,782
Operating income (loss):
Fee Timber	$4,645	$2,969	$21,213	$5,453
Timberland Investment Management	(751)	(603)	(1,717)	(1,269)
Real Estate	(1,496)	(1,165)	(2,713)	(2,201)
General & Administrative	(1,405)	(1,059)	(3,106)	(2,663)
Total	$993	$142	$13,677	$(680)

SELECTED STATISTICS

	Quarter ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	13.7	9.4	29.7	18.2
Whitewood	3.3	5.4	8.8	8.0
Pine	1.3	1.2	1.3	1.2
Cedar	0.4	1.0	1.1	1.9
Hardwood	0.9	0.7	1.4	1.3
Pulpwood - all species	3.7	3.2	8.3	6.0
Total	23.3	20.9	50.6	36.6

Log sale volumes by destination (million board feet):
Domestic	13.7	13.8	29.8	23.2
Export	5.0	3.2	11.1	6.1
Hardwood	0.9	0.7	1.4	1.3
Pulpwood	3.7	3.2	8.3	6.0
Subtotal log sale volumes	23.3	20.9	50.6	36.6
Timber deed sale	2.1	—	2.4	—
Total	25.4	20.9	53.0	36.6

Average price realizations by species (per thousand board feet):	Quarter ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sawlogs
Douglas-fir	$694	$596	$677	$608
Whitewood	602	550	568	530
Pine	486	500	501	500
Cedar	1,414	1,271	1,384	1,384
Hardwood	685	521	660	529
Pulpwood - all species	297	290	293	300
Overall	616	563	605	575

Average price realizations by destination (per thousand board feet):
Domestic	$657	$618	$655	$632
Export	731	607	698	636
Hardwood	685	521	660	529
Pulpwood	297	290	293	300
Overall log sales	616	563	605	575
Timber deed sale	301	—	292	—

Timberland acres owned by the Partnership	120,000	111,000	120,000	111,000
Timberland acres owned by Funds	88,000	94,000	88,000	94,000
Depletion expense per MBF - Partnership tree farms	$72	$43	$73	$43
Depletion expense per MBF - Fund tree farms	$206	$177	$248	$201
Capital and development expenditures ($000’s)	$3,312	$4,450	$5,495	$6,283

PERIOD TO PERIOD COMPARISONS
(Amounts in $000’s except per unit data)

	Q2 2017 vs.	YTD 2017 vs.
	Q2 2016	YTD 2016
Net income (loss) attributable to Pope Resources’ unitholders:
2017 period	$158	$3,528
2016 period	436	(599)
Variance	$(278)	$4,127

Detail of earnings variance:
Fee Timber
Log volumes (A)	$1,351	$8,050
Log price realizations (B)	1,235	1,518
Gain on sale of timberland	—	12,277
Timber deed sale	638	710
Production costs	160	(1,990)
Depletion	(1,700)	(4,292)
Other Fee Timber	(8)	(513)
Timberland Investment Management	(148)	(448)
Real Estate
Land sales	62	(23)
Other Real Estate	(393)	(489)
General & Administrative costs	(346)	(443)
Net interest expense	(370)	(722)
Income taxes	(3)	(9)
Noncontrolling interest	(756)	(9,499)
Total variance	$(278)	$4,127

(A) Volume variance calculated by multiplying the change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by multiplying the change in average realized price by current period volume.